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SHOPKO STORES, INC. AND SUBSIDIARIES
EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
(IN THOUSANDS, EXCEPT PER SHARE DATA)






                                                                                FISCAL YEARS ENDED
                                                        -------------------------------------------------------------------
                                                        FEB. 22,       FEB. 24,      FEB. 25,       FEB. 26,       FEB. 27,
                                                          1997           1996          1995          1994            1993
                                                        (52 WKS)       (52 WKS)      (52 WKS)       (52 WKS)       (52 WKS)
                                                        --------       --------      --------       --------       --------
     Ratio of Earnings to Fixed Charges
     ----------------------------------
     COMPUTATION OF EARNINGS

1    Pretax Income                                      $ 74,022       $ 63,140       $62,418        $52,889        $ 81,453
2    Add previously capitalized interest                     548            540           503            418             338
     amortized during the period
3    Less interest capitalized during                        128            249         1,309          2,140           1,061
     the period                                         --------       --------       -------        -------        --------
4    Total earnings (sum of lines 1 to 3)                 74,442         63,431        61,612         51,167          80,730

     COMPUTATION OF FIXED CHARGES

5    Interest (1)                                         31,905         34,531        30,351         23,557          19,335
6    Interest factor in rental expense                     2,657          2,689         2,403          1,908           1,838
                                                        --------       --------       -------        -------        --------
7    Total fixed charges (sum of lines 5                  34,562         37,220        32,754         25,465          21,173
     and 6)

8    TOTAL EARNINGS AND FIXED CHARGES                   $109,004       $100,651       $94,366        $76,632        $101,903
     (LINE 4 PLUS LINE 7)                               ========       ========       =======        =======        ========

9    Ratio (line 8 divided by line 7)                        3.2            2.7           2.9            3.0             4.8

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(1) Includes capitalized interest.